Exhibit 2.2

CONTRIBUTION AGREEMENT
BY AND AMONG
GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.,
AS CONTRIBUTEE,
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.,
AND
GRIFFIN CAPITAL COMPANY, LLC AND GRIFFIN CAPITAL, LLC,
AS CONTRIBUTOR
DATED AS OF DECEMBER 14, 2018

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 14, 2018, by and among Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” or the “Contributee”) and Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“GCEAR”), as the general partner of the Contributee, on the one hand, and Griffin Capital Company, LLC, a Delaware limited liability company (“GCC”) and Griffin Capital, LLC, a Delaware limited liability company (“GC LLC”) (GCC and GC LLC collectively referred to as the “Contributor”), on the other hand. Contributee and Contributor are collectively referred to as the “Parties”, and each, a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 to this Agreement.
R E C I T A L S
WHEREAS, GCC is the parent company of GC LLC, which is in turn the parent company of Griffin Capital Real Estate Company, LLC (“GRECO”);
WHEREAS, GRECO is the parent company of Griffin Capital Essential Asset Advisor, LLC, the advisor to GCEAR (the “GCEAR Advisor”), Griffin Capital Essential Asset Advisor II, LLC (the “GCEAR II Advisor”), the advisor to Griffin Capital Essential Asset REIT II, Inc. (“GCEAR II”), and Griffin Capital Property Management, LLC (“GCPM”), which is the parent company of Griffin Capital Essential Asset Property Management, LLC, the property manager for GCEAR (the “GCEAR Property Manager”) and Griffin Capital Essential Asset Property Management II, LLC, the property manager for GCEAR II (the “GCEAR II Property Manager”) (GCEAR Advisor, GCEAR II Advisor, GCPM, GCEAR Property Manager, and GCEAR II Property Manager, along with each of their direct and indirect wholly-owned subsidiaries, are each individually a “GRECO Subsidiary” and collectively the “GRECO Subsidiaries”); and
WHEREAS, each of GCC and GC LLC own certain operating assets including, but not limited to, the Contributed Assets (as defined below);
WHEREAS, GRECO, through the GRECO Subsidiaries, is engaged in the business of serving as the advisor and property manager to GCEAR and GCEAR II (the “Business”) and owns certain assets including, but not limited to, direct or indirect ownership of the membership interests in the GRECO Subsidiaries; and
WHEREAS, concurrently with this Agreement, certain of the parties hereto are entering into the Transaction Documents.
WHEREAS, Contributee and Contributor desire to enter into a self-administration transaction in which GCC and GC LLC each contribute and the Contributee receives and accepts the Contributed Assets.
NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1

CONTRIBUTION OF ASSETS
1.1    Contribution of the Contributed Assets. On and subject to the terms and conditions of this Agreement, at the Closing, GCC and GC LLC each agree to contribute, convey, transfer, irrevocably assign and deliver to the Contributee the assets set forth on, or described in, Schedule 1.1 (collectively, the “Contributed Assets”), in exchange for the Contribution Value, except as provided herein, free and clear of all Encumbrances, and at the Closing, the Contributee agrees to accept contribution of the Contributed Assets and assume the Assumed Liabilities, if any, in exchange for the Contribution Value.
1.2    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Contributed Assets shall not include any of the rights, properties or assets set forth on, or described in Schedule 1.2 (collectively, the “Excluded Assets”).
1.3    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, including without limitation Section 7.2, at the Closing, the Contributee shall assume from the Contributor the liabilities and obligations of the Contributor solely to the extent set forth on, or described in, Schedule 1.3 (each an “Assumed Liability” and, collectively, the “Assumed Liabilities”) and thereafter pay, perform and otherwise discharge the Assumed Liabilities in accordance with their terms. Except for the Assumed Liabilities, nothing contained in any Transaction Document shall be interpreted or construed to result in the assumption by the Contributee, or result in the Contributee becoming in any way liable for, any Liabilities of GCC or GC LLC (each an “Excluded Liability” and, collectively, the “Excluded Liabilities”).
1.4    Consideration. (a) For the Contributed Assets, at the Closing, the Contributee shall issue and deliver to GC LLC 20,438,684 units of Class A limited partnership interest in the Contributee (the “OP Units”) having the agreed value set forth on Schedule 1.4(a) (the “Contribution Value”).
(b) As additional consideration for the Contributed Assets, the Contributee shall issue to GC LLC OP Units (“Earn-Out OP Units”) having the agreed value per unit set forth on Schedule 1.4(b) (the “Earn-Out Value”) and an aggregate value equal to the amounts in excess of three million dollars ($3,000,000) received by GCEAR II Advisor as an annual performance distribution attributable to the GCEAR II Closing AUM (the “Earn-Out Consideration”), until the earlier to occur of (i) the date that is five (5) years following the date of this Agreement, and (ii) the date that the total Earn-Out Consideration equals twenty-five million dollars ($25,000,000).

(c) Notwithstanding the foregoing, if GCEAR merges with and into GCEAR II or a wholly-owned subsidiary thereof prior to the satisfaction of either of the foregoing Section 1.4(b)(i) or (ii), then (A) immediately prior to the effective time of such merger, the Contributee shall issue to GC LLC the number of OP Units having the agreed per unit value set forth on Schedule 1.4(c)(i) and an aggregate value equal to twenty-five million dollars ($25,000,000) (reduced by the amount received by GC LLC pursuant to Section 1.4(b), if any) as Earn-Out Consideration in full satisfaction of Section 1.4(b) (the “Merger Earn-Out OP Units”), and (B) the Contributee shall pay to GCC the cash earn-out consideration described on Schedule 1.4(c)(ii) (the “Merger Earn-Out Cash Consideration”). In addition, if the Contributee merges with Griffin Capital Essential Asset Operating Partnership II, L.P. (“GCEAR II OP”), at the effective time of such partnership merger, the Merger Earn-Out OP Units will be converted into a number of Class E operating partnership units of the merged partnership (which will be established in connection with such merger transaction) at the same exchange ratio used in the GCEAR and GCEAR II merger transaction.
(d) Except for payment in the event of a merger as described in the foregoing Section 1.4(c), payments of Earn-Out Consideration shall commence upon the end of the first full calendar year following the date of this Agreement and shall be made annually thereafter until GC LLC is no longer entitled to receive the Earn-Out Consideration in accordance with this Section 1.4.
1.5    Assignment of Certain Contracts. Subject to Section 1.6, at the Closing, effective as of the Effective Date, the Contributee shall succeed to the rights and privileges of the Contributor, and shall perform, or cause its subsidiaries to perform, at and after the Effective Date as an Assumed Liability, all Contracts and Permits of GCC, GC LLC, and GRECO that are set forth on Schedule 1.5 (the “Assigned Contracts”).
1.6    Consent of Third Parties. Notwithstanding anything to the contrary contained in any Transaction Document, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third Person, or if any Permit is non-assignable or assignable only with the consent of the Governmental Entity issuing the same or any third Person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts or Permits, if such an assignment would constitute a breach or violation thereof. In order, however, to provide the Contributee the full realization and value of such Assigned Contracts and Permits, the Contributor and the Contributee shall take all commercially reasonable actions and do or cause to be done all commercially reasonable things in cooperation with one another as shall be necessary or proper to assure that the rights of GCC, GC LLC, and GRECO under such Assigned Contracts or Permits shall be preserved for the benefit of the Contributee and transferred or issued to the Contributee when such third Person consent, or in the case of Permits consent of the applicable Governmental Entity, or the issuance of a replacement Permit in the name of the Contributee, is received.
1.7    Tax Treatment. The acquisition of the Contributed Assets from the Contributor by the Contributee in exchange for OP Units is intended to qualify as a tax-deferred contribution of assets to the Contributee in exchange for OP Units under Code Section 721. Contributee and Contributor each hereby agree to report the transactions contemplated herein for all income tax purposes (including, without limitation, for purposes of reporting on any income tax returns filed by Contributee and Contributor) in a manner that is consistent with the provisions of this Section 1.7 and none of the Parties shall take any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 1.7 unless required to do so by applicable Law.
1.8    Contributor Name. From and after the Closing Date, the Contributor, on its own behalf and on behalf of its Affiliates, grants to the Contributee a limited, non-exclusive, non-transferable, non-

sublicenseable, royalty-free, right and license to use the names “Griffin” or “Griffin Capital” or any derivation thereof to the same extent as such names were used in the Business immediately prior to the Closing.
ARTICLE 2

CLOSING
2.1    Closing. The closing of the contribution and exchange of the Contributed Assets, as the case may be (the “Closing”), is taking place contemporaneously with the execution and delivery of this Agreement and all other Transaction Documents by the Parties who or which are parties thereto at the offices of GCC, Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245, at 10:00 a.m., local time on Friday, December 14, 2018 (the “Closing Date”).
2.2    Closing Deliveries by GCC. On the Closing Date, GCC shall deliver or cause to be delivered to the Contributee:
(a)    A Bill of Sale, Assignment and Assumption Agreement, substantially in the form set forth as Exhibit A (a “Bill of Sale and Assumption Agreement”), duly executed by GCC, assigning and transferring GCC’s Personal Property used in the Business and effecting the assumption of the Assumed Liabilities;
(b)    An Assignment of Contracts, substantially in the form set forth as Exhibit B (an “Assignment of Contracts Agreement”), duly executed by GCC, GC LLC, and GRECO, assigning and transferring the Assigned Contracts;
(c)    An Assignment of Domain Names, substantially in the form set forth as Exhibit C (an “Assignment of Domain Names”), duly executed by GCC;
(d)    An Assignment of Trademarks, substantially in the form set forth as Exhibit D (an “Assignment of Trademarks”) duly executed by GCC;
(e)    An assignment in form and substance reasonably acceptable to the Contributee of GC LLC’s right, title and interest in all of the membership interests in GRECO;
(f)    Any GCC Required Third Party Consents received on or before the Closing Date;
(g)    Any GC LLC Required Third Party Consents received on or before the Closing Date;
(h)    Any GRECO Required Third Party Consents received on or before the Closing Date;
(i)    Employment agreements between the individuals listed on Schedule 2.2(i) and GRECO, GCEAR, and Contributee, duly executed by such individuals and GRECO (the “Key Person Employment Agreements”);
(j)    The Administrative Services Agreement, duly executed by GCC, GC LLC, and GRECO;
(k)    A certificate of the Secretary of GCC, certifying as to:

(A)    Resolutions of GCC’s and GC LLC’s managers and members, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which GCC is a party, and
(B)    The incumbency of any and all GCC and GC LLC officers or managers, executing the Transaction Documents on behalf of GCC and GC LLC, respectively;
(l)    A good standing certificate, dated not earlier than ten (10) days next preceding the Closing Date, for GCC and GC LLC from their respective jurisdiction of formation or organization; and
(m)    The Redemption of Limited Partner Interest Agreement, duly executed by GCEAR Advisor;
(n)    The Registration Rights Agreement, duly executed by GC LLC; and
(o)    Such other certificates, opinions, documents or instruments as may reasonably be requested of GCC, GC LLC, and GRECO by Contributee, consistent with the terms of and transactions contemplated by this Agreement.
2.3    Closing Deliveries by Contributee. On the Closing Date, GCEAR, or Contributee, as the case may be, shall deliver to Contributor:
(a)    Issuance of the OP Units to GC LLC, in accordance with Section 1.4(a);
(b)    The Bill of Sale and Assumption Agreement, duly executed by Contributee;
(c)    The Assignment of Contracts Agreement, referred to in Section 2.2(b), duly executed by Contributee;
(d)    The Assignment of Domain Names, referred to in Section 2.2(c), duly executed by Contributee;
(e)    The Assignment of Trademarks, referred to in Section 2.2(d), duly executed by Contributee;
(f)    The assignment referred to in Section 2.2(e), duly executed by Contributee;
(g)    The Key Person Employment Agreements, referred to in Section 2.2(i), duly executed by GCEAR and the Contributee;
(h)    The Administrative Services Agreement, duly executed by GCEAR and the Contributee;
(i)    A certificate of the Secretary of GCEAR, certifying as to:
(A)    Resolutions of GCEAR’s directors and stockholders, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which GCEAR is a party, and

(B)    The incumbency of any and all GCEAR officers, executing the Transaction Documents on behalf of GCEAR;
(j)    A certificate of the Secretary of the general partner of the Contributee, certifying as to:
(A)    Resolutions of the general partner of the Contributee and the limited partners, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which the Contributee is a party, and
(B)    The incumbency of any and all officers of the general partner of the Contributee, executing the Transaction Documents on behalf of the Contributee;
(k)    Good standing certificates, dated not earlier than ten (10) days next preceding the Closing Date, for GCEAR and the Contributee, respectively, from their respective jurisdictions of formation or organization;
(l)    The Redemption of Limited Partner Interest Agreement, duly executed by GCEAR and the Contributee;
(m)    The Registration Rights Agreement, duly executed by GCEAR; and
(n)    Such other certificates, opinions, documents or instruments as may reasonably be requested of GCEAR and/or the Contributee by GCC, consistent with the terms of, and the transactions contemplated by, this Agreement.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GCC AND GC LLC
GCC and GC LLC, severally and not jointly, represent and warrant to Contributee as follows:
3.1    Organization and Good Standing of GCC and GC LLC. Each of GCC and GC LLC is a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended. Each of GCC and GC LLC is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on GCC, GC LLC, or either of them. Each of GCC and GC LLC has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted. Each of GCC and GC LLC has delivered to GCEAR or the Contributee complete and correct copies of its Organizational Documents, as amended to date. Each of GCC and GC LLC is in compliance with its Organizational Documents. There is no pending or, to GCC’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of GCC or GC LLC.
3.2    Organization and Good Standing of GRECO and GRECO Subsidiaries. GRECO is, and each of the GRECO Subsidiaries are, a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended. GRECO, along with each GRECO Subsidiary, is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required. GRECO, along with each GRECO Subsidiary, has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted. GRECO and each GRECO Subsidiary has delivered to GCEAR or the Contributee complete and correct copies of its Organizational Documents, as amended to date. GRECO and each GRECO Subsidiary is in compliance with its Organizational Documents. There is no pending or, to GCC’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of GRECO or any GRECO Subsidiary.
3.3    Power and Authority; Enforceability. Each of GCC, GC LLC, GRECO, and the GRECO Subsidiaries have all requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by GCC, GC LLC, GRECO, and the GRECO Subsidiaries and the consummation by GCC, GC LLC, GRECO, and the GRECO Subsidiaries of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on their respective parts. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by GCC, GC LLC, GRECO, and the GRECO Subsidiaries, as applicable, and assuming the due authorization, execution and delivery of such Transaction Documents by the other Parties thereto, will constitute, the valid and binding obligations of GCC, GC LLC, GRECO, and the GRECO Subsidiaries, enforceable against GCC, GC LLC, GRECO, and the GRECO Subsidiaries in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.4    No Conflicts; Required Consents. Except as provided in Schedule 3.4(a), 3.4(b), and 3.4(c), the execution and delivery of the Transaction Documents by GCC, GC LLC, GRECO, and the GRECO Subsidiaries does not, and the performance by GCC, GC LLC, GRECO, and the GRECO Subsidiaries of the transactions contemplated hereby or thereby will not, § violate, conflict with, or result in any breach of any provision of their respective Organizational Documents, § violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation of GCC, GC LLC, GRECO, or the GRECO Subsidiaries, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary may be bound or subject, or § violate any Law applicable to GCC, GC LLC, GRECO, or any GRECO Subsidiary or by which or to which any property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary is bound or subject. Schedule 3.4(a) sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by GCC from, and each material notice that is required to be made by GCC to, any Person in connection with the execution, delivery and performance by GCC of this Agreement (the “GCC Required Third Party Consents”). Schedule 3.4(b) sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by GC LLC from, and each material notice that is required to be made by GC LLC to, any Person in connection with the execution, delivery and performance by GC LLC of this Agreement (the “GC LLC Required Third Party Consents”). Schedule 3.4(c) sets forth a complete and accurate list of each consent, approval, waiver and authorization that is required to be obtained by GRECO or any GRECO Subsidiary from, and each notice that is required to be made by GRECO or any GRECO Subsidiary to, any Person in connection with the execution, delivery and performance by GRECO or any GRECO Subsidiary of this Agreement (the “GRECO Required Third Party Consents”).

3.5    Capitalization. The equity capitalization of GRECO is as set forth on Schedule 3.5(a) hereto. Except as set forth on Schedule 3.5(a), there are no rights of any kind, written or oral, granted by GCC, GC LLC, GRECO, or any Subsidiary of GCC to acquire any interest in GRECO. The equity capitalization of each GRECO Subsidiary is as set forth on Schedule 3.5(b) hereto. Except as set forth on Schedule 3.5(a), there are no rights of any kind, written or oral, granted by GCC, GC LLC, GRECO, or any Subsidiary of GCC to acquire any interest in any GRECO Subsidiary.
3.6    Financial Statements; Absence of Changes or Events.
(a)    Schedule 3.6(a) contains: (i) the consolidated audited balance sheets of GCC and its subsidiaries as of December 31, 2017 and 2016, respectively, and the related statements of income and cash flows for the fiscal years then ended; and (ii) the unaudited balance sheet of GCC and its subsidiaries as of September 30, 2018, and the related statements of income for the nine months then ended (collectively, the “GCC Financial Statements”). Except as set forth therein or in Schedule 3.6(a), the GCC Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with GCC’s prior practices, are consistent with GCC’s books and records, and in all material respects present accurately and fairly the financial position, results of operations and cash flows of GCC and its subsidiaries as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that such unaudited financial statements are subject to year-end adjustments, none of which are expected as of the date hereof to be material.
(b)    Schedule 3.6(b) contains: (i) the unaudited pro forma balance sheet of GRECO as of December 31, 2017 and the related statements of operations for the fiscal year then ended; and (ii) the unaudited pro forma balance sheet of GRECO as of September 30, 2018, with certain non-recurring adjustments reflected thereon, and the related statements of operations for the nine months then ended(collectively, the “GRECO Financial Statements”). Except as set forth therein or in Schedule 3.6(b), the GRECO Financial Statements have been prepared in accordance with GAAP, with applicable pro forma adjustments, applied on a basis consistent with GRECO’s prior practices, are consistent with GRECO’s books and records, and in all material respects present accurately and fairly the financial position and results of operations of GRECO, on a pro forma basis, as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that such financial statements dated September 30, 2018 present financial information for nine months. These, along with such financial statements for the year ended December 31, 2017, are subject to adjustments, none of which are expected as of the date hereof to be material.
(c)    Except as set forth in Schedule 3.6(c), since September 30, 2018, GRECO has conducted its Business only in the ordinary course of business, consistent with past practice. Without limiting the foregoing, since such date, with respect to the Business, there has not occurred a Material Adverse Effect.
3.7    Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7, to GCC’s Knowledge, neither GRECO nor any GRECO Subsidiary has any material obligation or Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (a) Liabilities set forth on the Liabilities side of the GRECO Financial Statements, and (b) Liabilities which have arisen after September 30, 2018 in the ordinary course of business (none of which is a material Liability resulting from breach of Contract or violation of Law, including any Environmental Law).
3.8    Compliance with Applicable Laws. Except as set forth in Schedule 3.8, (a) GCC, GC LLC, and GRECO possess, and are in compliance in all material respects with, all Permits, approvals, franchises,

Laws and registrations with Governmental Entities required to operate the Business and own, lease or otherwise hold the Contributed Assets under applicable Law; (b) GCC, GC LLC, and GRECO have conducted the Business and are now doing so in material compliance with all applicable Laws; (c) all material Permits required for the conduct of the Business in the ordinary course of business, consistent with past practices, are in force and effect, and there are no Actions pending, or to GCC’s Knowledge threatened, that seek the revocation, cancellation, suspension or any material adverse modification of any such Permits; and (d) as of the Closing Date, none of GCC, GC LLC, or GRECO have received any written notice of any investigation commenced or pending by any Governmental Entity with respect to GRECO, the Business, or the Contributed Assets. The Permits included in the Contributed Assets constitute, to GCC’s Knowledge, all of the Permits required for the Contributee to own and use the Contributed Assets and operate the Business in the ordinary course of business, consistent with past practices commencing the Effective Date.
3.9    Legal Proceedings. Except as set forth in Schedule 3.9, (a) there are no Actions pending, or to GCC’s Knowledge threatened, against GCC, GC LLC, GRECO, any GRECO Subsidiary, the Business, or any material property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary by or before any arbitrator or Governmental Entity with respect to the Business, nor is there any material investigation relating to GCC, GC LLC, GRECO, any GRECO Subsidiary, any property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary pending, or to GCC’s Knowledge threatened, by or before any arbitrator or Governmental Entity with respect to the Business; (b) there is no Order outstanding against GCC, GC LLC, GRECO, or any GRECO Subsidiary or affecting any property or asset of GCC, GC LLC, GRECO, or any GRECO Subsidiary relating in any way to the Business; and (c) there is no Action pending, or to GCC’s Knowledge threatened, against GCC, GC LLC, GRECO, or any GRECO Subsidiary with respect to the Business.
3.10    Real Property. Except as set forth on Schedule 3.10, neither GRECO nor any GRECO Subsidiary owns or leases any real property.
3.11    Availability, Title to and Condition of Contributed Assets. Other than with respect to assets, properties, and rights subject to the El Segundo Lease Agreement and the Administrative Services Agreement, the Contributed Assets constitute all the assets, properties, and rights necessary for the conduct of the Business in all material respects as presently conducted in the ordinary course of business, consistent with past practices. All of the material Personal Property used in the Business and included in the Contributed Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. GCC and GC LLC each has good and valid title to all Contributed Assets that it purports to own, free and clear of any Encumbrances, except as would not be material to the Business. Except as set forth in Schedule 3.11, none of GCC, GC LLC, GRECO, nor any GRECO Subsidiary is in material default under any lease agreement for Personal Property included in the Contributed Assets to which such entity is a party.
3.12    Taxes. Except as set forth on Schedule 3.12, (a) GRECO and each GRECO Subsidiary has timely filed all Tax Returns required to be filed by it; (b) all such Tax Returns were correct and complete in all material respects; (c) GRECO and each GRECO Subsidiary has paid all Taxes shown as due and owing on such Tax Returns and all other material Taxes due and owing, other than any such Taxes that are being contested in good faith; (d) neither GRECO nor any GRECO Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith) upon any of the Contributed Assets; (f) no foreign, federal, state, or local tax audits or Actions on the part of any Taxing Authority are pending, or to GCC’s Knowledge are being conducted with respect to GRECO or any GRECO Subsidiary; (g) neither GRECO nor any GRECO Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (h) the Contributed Assets are not subject to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal, state, local or foreign Tax purposes; and (i) no written claim against GRECO or any GRECO Subsidiary has been received by GCC from a Taxing Authority that GRECO or any GRECO Subsidiary is or may be subject to taxation by that jurisdiction and in which GRECO or any GRECO Subsidiary does not file Tax Returns.
3.13    Contracts. Schedule 3.13 contains a list of Contracts exceeding $10,000 in value necessary for the continued operation of the Business in the ordinary course of business, consistent with past practices immediately prior to the Closing (irrespective of whether GRECO or any GRECO Subsidiary is a party thereto) (collectively, the “GRECO Contracts”). GCC has delivered to Contributee a correct and complete copy of each written agreement listed in Schedule 3.13 and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each GRECO Contract listed on Schedule 3.13, except as disclosed on Schedule 3.13, (i) the agreement is legal, valid, binding and in force and effect in accordance with its terms; (ii) GRECO and each GRECO Subsidiary is not, and to GCC’s Knowledge, no other Person who or which is a party to a GRECO Contract listed on Schedule 3.13, is in material breach or default, and no material event has occurred (or is reasonably likely to occur) which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such GRECO Contract; (iii) to GCC’s Knowledge, no party to a GRECO Contract listed on Schedule 3.13 has repudiated or threatened to repudiate any provision of any such GRECO Contract; and (iv) the Contributee’s acquisition of the Contributed Assets at the Closing, effective as of the Effective Date, will not give rise to a material breach, default or violation by GCC, GC LLC, GRECO, or any GRECO Subsidiary of any GRECO Contract listed on Schedule 3.13 and will not require the consent or approval of any Third Party except as otherwise set forth on Schedule 3.13.
3.14    Employee Benefit Matters.
(a)    Attached hereto as Schedule 3.14(a) are that certain (i) Service Agreement, bearing a start date of May 30, 2018, between Paylocity Corporation (individually or collectively, with any affiliates, successors or assignees thereof, “Paylocity”) and GCC, as amended (the “Paylocity Service Agreement”) and (ii) documents executed by GRECO to continue payroll obligations with Paylocity. GCC is in compliance in all material respects with the provisions of the Paylocity Service Agreement. GCC has no Knowledge of the existence of facts that with the giving of notice, the passage of time or both would constitute a material default under the Paylocity Service Agreement by GCC.
(b)    Schedule 3.14(b) sets forth a list, as of the date of this Agreement, of each Employee Plan. Following the Closing Date, except with respect to the spinoff of the Qualified Plans and Executive Deferred Compensation Plan accounts attributable to Continuing Employees pursuant to Section 5.3 hereof, GRECO and the GRECO Subsidiaries will have no Liability or potential Liability with respect to any of the Employee Plans sponsored or maintained by GCC, GC LLC, or any ERISA Affiliate of GCC or GC LLC. GCC or GRECO have made available to Contributee a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Employee Plan and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, opinion letter or advisory letter, if applicable; (iii) any summary plan description; and (iv) for the three most recent years, the Form 5500 and attached schedules, audited financial statements, actuarial valuations and attorney’s response to auditor’s request for information.
(c)    None of GRECO, any GRECO Subsidiary, or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or has ever had any Liability with respect to, any employee benefit plan that: (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (v) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable legal requirements. No Employee Plan has ever been funded through a “welfare benefit fund” as defined in Code Section 419(e), and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)) or a supplemental unemployment benefit plan (within the meaning of Code Section 501(c)(17)).
(d)    No actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any Employee Plan. No audit or investigation by the IRS, the DOL or other Governmental Entity is pending or threatened with respect to any Employee Plan. Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the Employee Plan has received and is entitled to rely on a determination from the Internal Revenue Service that such Employee Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter), and GCC, GC LLC, GRECO, the GRECO Subsidiary, or the ERISA Affiliate (as applicable) has properly adopted such Employee Plan. No event or documentation defect with respect to any Employee Plan has occurred which would reasonably cause such Employee Plan to become disqualified for purposes of Code Section 401(a) or which could cause GRECO or any GRECO Subsidiary to incur any monetary penalty or other Liability.
(e)    Except as set forth on Schedule 3.14(e), all contributions and other payments required to be made at or before the Effective Date with respect to, or on behalf of, any Employee Plan, have been paid or accrued. GCC has paid or accrued amounts sufficient to pay insurance premiums for benefits provided on or before the Effective Date under the insured Employee Plans, and has paid or accrued all amounts due on or before the Effective Date as contributions under each Employee Plan that is a pension plan within the meaning of Section 3(2) of ERISA. There are no outstanding Liabilities under the Paylocity Service Agreement or any Employee Plan other than Liabilities for benefits to be paid in the ordinary course to participants in each such Employee Plan and their beneficiaries.
(f)    Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is either in material compliance with, or meets an exemption from, Section 409A of the Code, and no service provider has or could reasonably be expected to become subject to taxation or penalties under Section 409A of the Code in connection therewith. None of GCC, GC LLC, GRECO or any GRECO Subsidiary has terminated any nonqualified deferred compensation plan covering a Continuing Employee since January 1, 2016.
(g)    No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as a “parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No Employee Plan could give rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m) or 280G.

3.15    Labor. Except as set forth on Schedule 3.15, (a) none of GCC, GC LLC, GRECO, nor any GRECO Subsidiary is, nor has ever been, a party to any collective bargaining agreement; (b) no application or petition for an election, or for certification, of a collective bargaining agent is pending; (c) there has not been in the three (3) years preceding the date of this Agreement, there is not presently pending or existing, and there is not threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving GCC, GC LLC, GRECO, or any GRECO Subsidiary; (d) no Action is pending or threatened against or affecting GCC, GC LLC, GRECO or any GRECO Subsidiary, nor has there been any such actual or threatened Action in the three (3) years preceding the date of this Agreement, relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, and there is no organizational activity or other labor dispute against or affecting GCC, GC LLC, GRECO, or any GRECO Subsidiary; and (e) there is no and has never been any lockout of any employees by GCC, GC LLC, GRECO or any GRECO Subsidiary.
3.16    Employees.
(a)    All material payments of compensation, including wages, commissions, and bonuses, and related Taxes that were required to be made, or accrued, by GCC, GC LLC, GRECO or any GRECO Subsidiary on or before the Closing Date were made or accrued in full as of such date with respect to, or on behalf of, any Continuing Employee in accordance with the Paylocity Service Agreement and applicable Laws. As of the date hereof, there are no outstanding agreements, understandings or commitments of GCC, GC LLC, GRECO or any GRECO Subsidiary with respect to any compensation, including commissions and bonuses, of any Continuing Employee except increases occurring in the customary practices, and included in the GRECO 2019 budget, or as reflected in this Agreement and the Schedules hereto, or except for coverage under the Employee Plans or substantially similar plans, programs or arrangements, or except for any captive insurance arrangement.
(b)    Except as listed on Schedule 3.16(b), as of the date hereof, (i) no Continuing Employees are on a leave of absence for any reason, including without limitation a leave of absence for short or long term disability or a leave of absence under the Family Medical Leave Act of 1993, as amended, or the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and (ii) no Continuing Employee has given notice that he or she has planned a leave of absence that would commence after the Closing Date.
(c)    Schedule 3.16(c) sets forth for Continuing Employees the aggregate vacation, leave or other paid time-off (other than unlimited PTO) they have accrued but not used as of the Closing Date (together, “PTO”), and identifies those Continuing Employees entitled to unlimited PTO as of the Closing Date. GCC has properly accrued all such PTO on the GCC Financial Statements, provided that accruals for those Continuing Employees entitled to unlimited PTO has been accrued solely at the grandfathered accrual level in effect at the date they converted to unlimited days (“Grandfathered PTO”).  Except for such PTO and any unlimited PTO rights of Continuing Employees as listed on Schedule 3.16(c), no other PTO, vacation, or other paid leave obligations have been accrued by or are owing to the Continuing Employees as of the Closing Date, whether directly by GCC or indirectly through Paylocity.
(d)    GRECO, and each GRECO Subsidiary is, and has been for the three (3) years preceding the date of this Agreement, in compliance with all Laws and Orders regarding the terms and conditions of employment or other labor related matters, including Laws and Orders relating to discrimination, fair labor standards and occupational health and safety or wrongful discharge, wages, hours, workers compensation, worker classification, collective bargaining, plant closing, and the payment and withholding of Taxes with respect to their employees. There are no, and there has not been for the three (3)

years preceding the date of this Agreement, Actions pending or, to GCC’s Knowledge, threatened against GCC, GC LLC, GRECO or any GRECO Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, or any current or former independent contractor, or any class of the foregoing, relating to any Laws or Orders referenced in the foregoing sentence; alleging breach of any express or implied contract of employment, wrongful termination of employment or service; alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship; or in respect of which any director, officer, member, employee or agent may be entitled to claim indemnification from GCEAR, GCEAR OP, GRECO or any GRECO Subsidiary.
(e)    All current and former employees of GCC, GC LLC, GRECO or any GRECO Subsidiary who have been classified as exempt under the FLSA have been properly classified and treated as such, and all Persons who have provided services to GCC, GC LLC, GRECO or any GRECO Subsidiary as independent contractors or consultants have been properly classified as independent contractors rather than employees.
(f)    All employees of GCC, GC LLC, GRECO or any GRECO Subsidiary who work in the United States are legally authorized to work in the United States. GCC, GC LLC, GRECO or any GRECO Subsidiary has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all such employees.
(g)    Except as disclosed on Schedule 3.16(g), as of the date hereof, none of GCC, GC LLC, GRECO or any GRECO Subsidiary has outstanding any commitment or agreement to increase the compensation payable, or to modify the conditions or terms of employment or service of, any Continuing Employee except increases occurring in the customary practices, and included in the GRECO 2019 budget, or in accordance with existing agreements and changes required by applicable Law.
(h)    Except as disclosed on Schedule 3.16(h), the execution, delivery and performance of this Agreement by GCC or GCEAR, alone or in combination with any other event, will not (i) constitute a triggering event that will result in any payment (whether of severance pay or otherwise) becoming due from GRECO or any of the GRECO Subsidiaries or any Employee Plan to or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to, any current or former employee, independent contractor, officer, or director (or dependents of such Persons).
3.17    Insurance.
(a)    Schedule 3.17 accurately sets forth, with respect to each insurance policy maintained by, or at the expense of, or for the direct benefit of, GCC, GC LLC, GRECO, or any GRECO Subsidiary in connection with the Business or the Contributed Assets: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any material claims pending, and any material claims that have been asserted since January 1, 2018, with respect to such policy or any predecessor insurance policy. Each of the policies identified in Schedule 3.17 is valid, enforceable and in force and effect and has been issued by an insurance carrier that is to GCC’s Knowledge solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies to the Knowledge of GCC was (at the times said applications were submitted) accurate and complete in all material respects, and to GCC’s Knowledge, all premiums and other amounts owing with respect to said policies were paid in full on a timely basis.
(b)    Schedule 3.17 identifies each insurance claim made by GCC, GC LLC, GRECO or any GRECO Subsidiary in connection with the Business or the Contributed Assets since January 1, 2018. To GCC’s Knowledge, except as set forth on Schedule 3.17, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. GCC has not received: (i) any written notice or other communication from the applicable insurance carrier regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 3.17; (ii) any written notice or other communication from the applicable insurance carrier regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 3.17; or (iii) any written indication from the issuer of any of the policies identified in Schedule 3.17 that it may be unwilling or unable to perform any of its obligations thereunder.
3.18    Subsidiaries. Except for its direct or indirect ownership interests in GC LLC, GRECO, and the GRECO Subsidiaries, GCC does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any limited liability company, corporation, partnership, joint venture or other business entity that is necessary for the conduct of the Business.
3.19    Intellectual Property.
(a)    Schedule 3.19(a) lists each Mark included in the Contributed Assets or currently used by GCC, GC LLC, GRECO, or any GRECO Subsidiary in the operation of the Business in the ordinary course of business, consistent with past practices. To GCC’s actual knowledge, unless otherwise set forth on Schedule 3.19(a), all such Marks (i) have been registered with the United States Patent and Trademark Office or with a corresponding state office, (ii) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) are valid and enforceable, and (iv) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date. To GCC’s actual knowledge, no Mark listed on Schedule 3.19(a) and except as otherwise described on such Schedule 3.19(a) has been, or is now involved in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, and to GCC’s actual knowledge without independent investigation, no such Action is threatened. To GCC’s actual knowledge without independent investigation, all products and materials used by GCC in connection with the Business and containing one or more of such Marks bear any legal notice required by applicable Law, except where the failure to do so would not have a Material Adverse Effect on the Business.
(b)    Schedule 3.19(b) lists each Domain Name used by GCC, GC LLC, GRECO, or any GRECO Subsidiary in the operation of the Business in the ordinary course of business, consistent with past practices. To GCC’s Knowledge, all Domain Names listed on Schedule 3.19(b) that have been registered are (i) currently in compliance in all material respects with all formal legal requirements, (ii) valid and enforceable, and (iii) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date.
(c)    GCC, GC LLC, GRECO, and each GRECO Subsidiary, as applicable, owns or has the right to use pursuant to Contract or otherwise all Intellectual Property necessary to operate the Business in the ordinary course of business, consistent with past practices immediately prior to the Closing. Each such item of Intellectual Property that is used by GCC, GC LLC, GRECO, and any GRECO Subsidiary in the operation of the Business will be owned or available for use by Contributee on or immediately after the Effective Date on the same material terms and conditions. To GCC’s Knowledge, it has taken all reasonably necessary action to maintain and protect each such item of Intellectual Property, except where the failure do so would not have a Material Adverse Effect on the Business.
(d)    GCC has delivered to Contributee copies of all written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of Intellectual Property used by GCC, GC LLC, GRECO, or any GRECO Subsidiary in the operation of the Business. With respect to each such item of Intellectual Property, to GCC’s Knowledge: (i) GCC, GC LLC, GRECO, and each GRECO Subsidiary, as applicable, possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use, or ownership of the item; and (iv) except as set forth on Schedule 3.19(d)(iv), none of GCC, GC LLC, GRECO, or any GRECO Subsidiary agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item.
3.20    Securities Law Matters; Transfer Restrictions.
(a)    GCC and GC LLC acknowledge that the Contributee intends the offer and issuance of the OP Units to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of GC LLC as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that the Contributee will rely in part upon the representations and warranties made by GC LLC in this Agreement in making the determination that the offer and issuance of the OP Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”
(b)    GC LLC is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.
(c)    GC LLC will acquire the OP Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. GC LLC does not intend or anticipate that GC LLC will rely on this investment as a principal source of income.
(d)    GC LLC has sufficient knowledge and experience in financial, Tax, and business matters to enable it to evaluate the merits and risks of investment in the OP Units. GC LLC has the ability to bear the economic risk of acquiring the OP Units. GC LLC acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for GC LLC, and GC LLC is relying solely on the advice of GC LLC’s own Tax advisors in evaluating such consequences; (ii) the Contributee has not made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to GC LLC; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Contributee as to a particular Tax effect that may be obtained by GC LLC. GC LLC remains solely responsible for all Tax matters relating to GC LLC.
(e)    GC LLC has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the OP Units and any other information GC LLC has requested. GC LLC has had an opportunity to ask questions of, and receive information and answers from, the Contributee and GCEAR concerning the Contributee, GCEAR, the OP Units, the contribution of the Contributed Assets and the shares of GCEAR common stock into which the OP Units may be exchanged, and to assess and evaluate any information supplied to GC LLC by the

Contributee or GCEAR II, and all such questions have been answered, and all such information has been provided to the satisfaction of GC LLC.
(f)    GC LLC acknowledges that GC LLC is aware that there are substantial restrictions on the transferability of the OP Units and that the OP Units will not be registered under the Securities Act or any state securities Laws, and GC LLC has no right to require that they be so registered. GC LLC agrees that any OP Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws. GC LLC acknowledges that GC LLC shall be responsible for compliance with all conditions on transfer imposed by any Governmental Entity or self-regulatory entity administering the securities Laws and for any expenses incurred by the Contributee for legal or accounting services in connection with reviewing a proposed transfer or issuing opinions in connection therewith.
(g)    GC LLC understands that no Governmental Entity (including the United States Securities and Exchange Commission (the “SEC”)) has made, or will make, any finding or determination as to the fairness of an investment in the OP Units.
(h)    GC LLC understands that there is no established public, private or other market for the OP Units to be issued to GC LLC hereunder, and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.
(i)    GC LLC understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTEE AND GCEAR
The Contributee and GCEAR, severally and not jointly, and solely as to itself, represent and warrant to the Contributor, as follows:
4.1    Organization and Related Matters. Each of the Contributee and GCEAR is a limited partnership or corporation, respectively, duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each of the Contributee and GCEAR has all necessary limited partnership or corporate power and authority to carry on its business as now being conducted.
4.2    Authority. Each of the Contributee and GCEAR has all requisite limited partnership or corporate power and authority to enter into each of the Transaction Documents to which the Contributee and GCEAR is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by the Contributee and GCEAR and the consummation by the Contributee and GCEAR of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited partnership or corporate action on the part of the Contributee and GCEAR, respectively. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Contributee and GCEAR, enforceable against the Contributee and GCEAR in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3    No Conflicts; Required Consents. Except as provided in Schedule 4.3, the execution and delivery of the Transaction Documents by the Contributee and GCEAR does not, and the performance by the Contributee and GCEAR of the transactions contemplated hereby or thereby will not, § violate, conflict with, or result in any breach of any provision of the Contributee’s and GCEAR’s respective Organizational Documents, § violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate, any obligation of the Contributee and GCEAR, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of the Contributee or GCEAR under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of the Contributee or GCEAR may be bound or subject, except any such violation, which, individually or in the aggregate, would not have a Material Adverse Effect on the Contributee, GCEAR or either of them, or § violate any Law applicable to the Contributee or GCEAR or by or to which any property or asset of the Contributee or GCEAR is bound or subject. Schedule 4.3 sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by the Contributee and GCEAR from, and each material notice that is required to be made by the Contributee and GCEAR to, any Person in connection with the execution, delivery and performance by the Contributee and GCEAR of this Agreement (the “GCEAR Required Third Party Consents”).
4.4    Issuance of Units. The OP Units, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and, except as provided in the Operating Partnership Agreement and except as affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, non-assessable. The OP Units will be free of any Encumbrances created by the Contributee or GCEAR; provided, however, that the OP Units are subject to restrictions on transfer under federal and state securities Laws and as otherwise set forth in the Contributee’s Limited Partnership Agreement. The OP Units will not be issued in violation of any preemptive rights or rights of first refusal granted by GCEAR or the Contributee.
4.5    Tax Status of the Contributee. The Contributee has at all times during its existence been properly treated as a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes. Each subsidiary of the Contributee other than Griffin Capital Essential Asset TRS, Inc. has at all times during its existence been properly treated as either a “disregarded entity” or a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes. Griffin Capital Essential Asset TRS, Inc., a wholly-owned subsidiary of the Contributee, has at all times during its existence been properly treated as a “taxable REIT subsidiary” within the meaning of Code Section 856(l), and is taxable as a corporation for federal income tax purposes.
4.6    REIT Status. GCEAR elected to be treated as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2010. Commencing with such taxable year, GCEAR has at all times been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code, and the current and proposed method of operation for GCEAR is expected to enable GCEAR to continue to meet the requirements for qualification as a REIT through and including the closing of the merger between GCEAR and GCEAR II or a wholly-owned subsidiary thereof.
4.7    Legal Proceedings. Except as set forth on Schedule 4.7, there are no Actions pending, or to the Knowledge of GCEAR or the Contributee threatened, against the Contributee or GCEAR, their respective businesses or any of their respective material properties or assets by, or before any arbitrator or Governmental Entity, neither is there any investigation relating to the Contributee or GCEAR or any property or asset of the Contributee or GCEAR pending, or to the Knowledge of GCEAR or the Contributee threatened, by or before any arbitrator or Governmental Entity, in each case which would reasonably be expected to have a Material Adverse Effect on GCEAR or the Contributee. There is no Order of any Governmental Entity or arbitrator outstanding against the Contributee or GCEAR or any property or asset of the Contributee or GCEAR which would reasonably be expected to have a Material Adverse Effect on either of them. There is no Action pending, or to the Knowledge of GCEAR or the Contributee threatened, against the Contributee or GCEAR that in any way relates to the Contributed Assets or the transactions contemplated by this Agreement, including without limitation any such Action seeking to enjoin in any way the consummation thereof.
4.8    Disclosure. Each of the Contributee and GCEAR has fully provided GC LLC with all the information that GC LLC has requested for deciding whether to acquire the OP Units. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection with the offering or issuance of the OP Units pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.
ARTICLE 5

COVENANTS
5.1    Covenants Against Disclosure.
(a)    Except as may be required by Law, GCC shall not, and shall not permit its Affiliates to (i) disclose to any Person in any manner, directly or indirectly, any confidential information or data, whether of a technical or commercial nature, the ownership of which is transferred to the Contributee pursuant to this Agreement, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such information or data, except to the extent that GCC or such Affiliates have retained rights therein as provided herein and excepting disclosure of such data or information as is at the time generally known to the public or otherwise in the public domain and which did not become so generally known or a part of the public domain through any breach of any provision of this Section 5.1(a) hereof by GCC.
(b)    The initial press release and public disclosures, including a Form 8-K to be filed with the SEC by GCEAR, relating to this Agreement and the transactions contemplated herein shall be made solely by GCEAR; provided, however, that GCEAR shall provide GCC a reasonable period of time to review and comment on such press release and disclosures, and in good faith take into account any comment made by GCC during such period; provided further, however, that the Parties shall be permitted to make any public disclosures regarding this Agreement or the transactions contemplated hereby that are necessary to fulfill public disclosure requirements of any Governmental Entity or required to be made by applicable Law or Order.
5.2    Notification of Certain Matters. Following the Closing, except as prohibited by Law, each of the Contributor, GCEAR, and the Contributee shall promptly notify the other parties in writing of:
(a)    any inaccuracy of any representation or warranty contained in this Agreement, provided, however, that obligations under this Section 5.2(a) shall expire on that date that is eighteen (18) months following the Closing;

(b)    the failure of such party to perform in any material respect any obligation to be performed by it under this Agreement, provided, however, that obligations under this Section 5.2(a) shall expire on that date that is eighteen (18) months following the Closing;
(c)    any notice or other communication from any person alleging that notice to or consent of such person is required in connection with the transactions contemplated by this Agreement;
(d)    any notice or other communication from any tenant of GCEAR or GCEAR II to the effect that such tenant is, or is contemplating, terminating or otherwise materially adversely modifying its relationship with GCEAR or GCEAR II as a result of the transactions contemplated by this Agreement;
(e)    any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;
(f)    any filing or notice made by such party with any Governmental Entity in connection with the transactions contemplated by this Agreement;
(g)    any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or GRECO or any GRECO Subsidiary that relate to the transactions contemplated by this Agreement; and
(h)    the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in the failure to complete the transactions contemplated by this Agreement.
5.3    Employee Matters.
(a)    Continuing Employees. On the Effective Date and prior to the Closing, GC LLC shall cause the employment of those individuals set forth on Schedule 5.3(a) (the “Continuing Employees”) to be transferred to GRECO, where their employment shall continue as of the Effective Date, subject to the terms of Section 6.4 below, (i) at an annual base salary or wage level, as applicable, and annual bonus opportunities, that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date and as reflected in GRECO’s budget as of immediately prior to the Closing, and (ii) with employee benefits that are substantially comparable in the aggregate (disregarding the LTIP and the GCC Executive Deferred Compensation Plan) to those provided to each such Continuing Employee immediately prior to the Closing Date; provided, however, that nothing in this Agreement shall be deemed to limit the right of GRECO to terminate the employment of any Continuing Employee at any time or construed as altering the at-will nature of any Continuing Employee’s employment; and provided further that nothing in this Agreement shall be deemed to limit the right of GRECO to (y) change or modify the terms and conditions of employment for any Continuing Employee or (z) change, modify, or terminate any employee benefit plan or arrangement in accordance with its terms. At the time of the Closing or immediately thereafter, GCC shall cause all personnel files relating to Continuing Employees to be transferred to GRECO, or to a separate data location designated by GRECO.
(b)    Liabilities with Respect to Continuing Employees. The Parties agree that, subject to Section 6.4 below, GCC and its Affiliates shall be solely responsible for, and GCC and its Affiliates agree to pay, all obligations and liabilities accrued prior to the Effective Date (or, as it relates to bonuses for the 2018 calendar year, for periods prior to January 1, 2019) relating to the Continuing Employees, including but not limited to, as included in Schedule 3.16(c) and otherwise, (i) payroll and fringe benefits, (ii) earned bonuses, bonuses for the 2018 calendar year, and incentive compensation, (iii) workers’ compensation, (iv) premiums under insured employee benefit plans or claims incurred under non-insured employee benefit plans, and (v) Grandfathered PTO, but not other accrued PTO. Conversely, subject to the terms of the preceding sentence and Section 6.4 below and except for benefits that become due or payable under the LTIP, GRECO shall be solely responsible for all obligations and liabilities accrued at or after the Effective Date relating to the Continuing Employees, including (1) GRECO’s decision to retain or not retain the services of any one or more of the Continuing Employees, (2) payroll and fringe benefits, (3) earned bonuses and incentive compensation, (4) workers’ compensation, and (5) premiums under insured employee benefit plans or claims incurred under non-insured employee benefit plans.
(c)    Executive Deferred Compensation Plan. As soon as reasonably practicable after the Closing Date, GCC shall fully fund all benefits accrued as of the Closing (whether vested or unvested) by the Continuing Employees participating in the GCC Executive Deferred Compensation Plan, which funding may be satisfied in cash or a company-owned life insurance contract (to the extent of the cash value thereof), the ownership and benefits of which are transferred to GRECO or to a rabbi trust established by GRECO, and process and deposit with the appropriate Governmental Entity the employer and employee portion of all FICA, FUTA and other Tax obligations due under applicable Law prior to the Closing with respect thereto. As soon as reasonably practicable after the Closing Date, GCC will transfer to GRECO or its rabbi trust (as applicable), and GRECO will assume, subject to the terms of Section 6.4 below and receipt of the assets described in the first sentence of this Section 5.3(c), the assets and liabilities associated with the Continuing Employees’ participation in the GCC Executive Deferred Compensation Plan. For the avoidance of doubt, in no event shall the liabilities associated with the Continuing Employees’ participation in the GCC Executive Deferred Compensation prior to the Closing that are assumed by GRECO exceed the assets assumed by GRECO with respect thereto.
(d)    Long-Term Incentive Plan. GC LLC shall remain solely liable for all benefits that become due or payable under the Griffin Capital, LLC Long-Term Incentive Plan (the “LTIP”) to Continuing Employees and for the employer portion of FICA ( or other Tax obligations) due in connection therewith under applicable Law.
(e)    Qualified Plans. GCC shall continue to process and deposit to its 401(k) plan all salary deferrals elected by Continuing Employees with respect to their eligible compensation with GCC or its Affiliates for the 2018 plan year. GCC shall also be responsible for timely making all employer matching contributions to the Griffin Capital 401(k) Plan and all employer contributions to the Griffin Capital Corporation Profit Sharing Plan (along with the Griffin Capital 401(k) Plan, the “Qualified Plans”) on behalf of Continuing Employees with respect to their eligible compensation with GCC or its Affiliates for the 2018 or any prior plan year, consistent with similarly-situated employees of GCC and consistent with past practice and disregarding any requirement that any such Continuing Employee be employed on the last day of the 2018 plan year. GCC shall take any action necessary to prevent the transactions contemplated by this Agreement from triggering a default of any Continuing Employee’s outstanding participant loan under the Griffin Capital 401(k) Plan. Following the Closing, the Parties shall reasonably cooperate with each other to take all steps necessary to spin off or transfer, in accordance with applicable Law, the accounts (including any outstanding promissory note held as an asset) of Continuing Employees from the Qualified Plans to new tax-qualified plan(s) to be established by GRECO.
(f)    Health & Welfare. After the Closing and until December 31, 2019, GCC shall offer or shall cause one or more of its Affiliates to offer continuation group health plan coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to each Continuing Employee and each former employee of the Business, and each spouse or dependent thereof, who qualifies as a “qualified beneficiary” or “M&A qualified beneficiary” (both, as defined by COBRA) at any time on or before December 31, 2019. Notwithstanding the preceding sentence, GRECO shall pay or reimburse GCC for the employer portion of the cost of COBRA coverage for the Continuing Employees and their qualified beneficiaries on and after January 1, 2019. Effective on and after January 1, 2020, GRECO shall be solely responsible for providing COBRA coverage to such Persons. GCC agrees to cooperate in good faith to provide GRECO with such reports and other information regarding such COBRA coverage as reasonably requested by GRECO and as permitted by applicable Law, including information needed for GRECO to satisfy its reporting obligations under the Patient Protection and Affordable Care Act, as amended.
(g)    PTO. Prior to the Closing, GCC shall pay all Continuing Employees any Grandfathered PTO to which they are entitled and shall transfer all PTO liabilities other than Grandfathered PTO to GRECO, subject to Section 6.4 below. Until at least the end of the first calendar year commencing after the Effective Date, GRECO shall continue to allow Continuing Employees to use such PTO (other than Grandfathered PTO) and to accrue additional paid time off in accordance with GCC’s paid time off policy as in effect immediately prior to the Closing Date.
(h)    This Section 5.3 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.3 shall confer upon any Continuing Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.3, express or implied, shall be deemed an amendment of any plan providing benefits to any Continuing Employee or as altering the at-will nature of any Continuing Employee’s employment.
5.4    Required Third Party Consents. From and after the Closing, GCC and GC LLC shall cooperate with the Contributee and GCEAR and shall take all steps reasonably necessary to obtain each of the GCC Required Third Party Consents, GC LLC Required Third Party Consents, GRECO Required Third Party Consents, and GCEAR Required Third Party Consents not obtained prior to the Closing Date; provided, that GCC and GC LLC shall not be required to pay any amounts or provide other consideration to any third party in obtaining any such consents.
5.5    Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective commercially reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including, but not limited to, defending any Actions challenging this Agreement or otherwise seeking to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents.

5.6    Further Assurances. At and after the Effective Date, the Contributee shall be authorized to execute and deliver, in the name and behalf of GCC or GC LLC, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the GCC or GC LLC, any other actions and things to vest, perfect or confirm of record or otherwise in the Contributee any and all right, title and interest in, to and under any of the Contributed Assets.
5.7    REIT Merger. In the event that GCEAR merges with and into GCEAR II or a wholly-owned subsidiary thereof, in addition to the payment of the Earn-Out Consideration described in Section 1.4(c), as a condition to such merger, the parties hereto shall take all reasonably necessary steps to ensure that GCEAR II and its related entities will succeed to the rights and obligations of GCEAR and its related entities pursuant to the Administrative Services Agreement.
5.8    Lease Agreement. The Parties shall use their commercially reasonable efforts to cause the execution of, on or prior to December 31, 2018, a lease agreement (the “El Segundo Lease Agreement”) pursuant to which the Contributee shall agree to lease a portion of the property owned by Griffin Capital Plaza Investment, LLC (“GCPI”) located at 1520 E. Grand Avenue, El Segundo, California 90245, and GCC shall cause GCPI to rent the premises to the Contributee, all upon terms substantially similar to those of the master lease at such property in place as of the Closing Date, allocated based upon Contributee’s actual use of the property.
5.9    Certain Fees Payable to GCC. In the event of (i) the entry into or renewal of any of the lease agreements, or (ii) the closing of or signing of a definitive real estate purchase and sale agreement relating to any of the pending acquisitions or dispositions, each as set forth on Schedule 5.9 (the “Pending Transactions”), or in either event, the entry into a letter of intent relating thereto, on or prior to February 12, 2019, GCEAR or the Contributee shall pay to GCC all fees (including Acquisition Fees and Disposition Fees, each as defined in the GCEAR Advisory Agreement) that would otherwise be payable to GCEAR Advisor with respect to such Pending Transactions pursuant to the GCEAR Advisory Agreement. Any such payments shall be made by GCEAR or the Contributee to GCC (x) with respect to any such lease, concurrently with the entry into or renewal of such lease agreement and (y) with respect to any such acquisition or disposition, concurrently with the closing thereof.

ARTICLE 6

ADDITIONAL AGREEMENTS
6.1    Cooperation. At all times following the Closing Date, each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Transaction Documents, and the transactions contemplated by this Agreement and the other Transaction Documents.
6.2    Tax Matters.
(a)    Except as otherwise provided herein, GCC and GC LLC shall each be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributor in an asset contribution transaction, and the Contributee shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the Contributed Assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto.
(b)    GCC and Contributee shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and, upon the other Party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding.
(c)    GCC shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Business and any entity constituting part of the Contributed Assets for periods ending on or before the Effective Date and shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns.
6.3    Directors’ and Officers’ Indemnification and Insurance.
(a)    Without limiting any rights that any manager, director, executive officer or employee of GCC or of its Affiliates may have under any indemnification agreement or the Organizational Documents of GCC or as otherwise afforded by applicable Law, all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under the Organizational Documents of GCEAR or the Contributee, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Effective Date, GCEAR and the Contributee shall, jointly and severally, indemnify and hold harmless the current or former managers, directors, executive officers or employees of GCC and its subsidiaries and Affiliates acting in their capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted under applicable Law, as now or hereafter in effect, for acts or omissions by such D&O Indemnified Parties occurring prior to the Effective Date.
(b)    As of the Effective Date, Contributee shall have obtained, and for a period of six years after the Effective Date, Contributee shall maintain in effect, solely with respect to those individuals listed on Schedule 6.3(b), a policy of directors’ and officers’ liability insurance at a limit agreed to by GCC and Contributee with respect to such individuals, in connection with the Business with respect to claims arising from, or related to facts or events which occurred at or before, the Effective Date.
6.4    Post-Closing Matters. The Parties agree that the Contributor will be entitled to retain all revenue due and payable to, and will be obligated to pay all expenses incurred and payable by, GRECO on a GAAP basis from the Closing Date through December 31, 2018. Subsequent to December 31, 2018, all revenues and expenses of GRECO will be retained by the Contributee. The Parties further agree that, from the Closing Date through December 31, 2018, no distributions shall accrue or be payable with respect to any OP Units issued to the Contributor pursuant to Section 1.4 hereof.
6.5    Access. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Contributed Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claims, suits or proceedings relating to any Tax, without charge or expense to the requesting Party.
6.6    Holding Period. In addition to any restrictions on transfer contained in the Operating Partnership Agreement, until November 30, 2020, GC LLC shall not (i) exchange the OP Units it receives pursuant to Section 1.4 of this Agreement for REIT Shares pursuant to the provisions of the Operating

Partnership Agreement or (ii) offer, pledge, sell, contract to sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant for the sale of, make any short sale or otherwise transfer, dispose or encumber (collectively, “Transfer”) the OP Units it receives pursuant to Section 1.4 of this Agreement, provided, that, subject to compliance with applicable laws, including applicable securities laws, GC LLC may engage in a Permitted Transfer, and provided further that GC LLC may pledge all or a portion of the OP Units as collateral for loans or other debt obligations of GC LLC, subject to GCEAR’s prior approval of the pledgee. This Section 6.6 shall apply in an equivalent fashion with respect to Class E operating partnership units of the Contributee received by GC LLC pursuant to Section 1.4(c).
ARTICLE 7
INDEMNIFICATION
7.1    Contributor Indemnification. From and after the Closing, subject to the other provisions of this Article 7, GCC and GC LLC, jointly and severally agree to indemnify, defend, and hold Contributee, GCEAR, and each of their respective Affiliates, and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributee Indemnified Party”), harmless from and against any and all Losses incurred by any Contributee Indemnified Party arising from, as a result of, in connection with, or relating to:
(a)    the breach of any representation or warranty made by GCC or GC LLC and contained in this Agreement or the other Transaction Documents;
(b)    the breach or failure to perform any covenant or agreement made or undertaken by GCC or GC LLC in this Agreement or any other Transaction Documents;
(c)    the Excluded Assets;
(d)    the Excluded Liabilities; and
(e)    the failure to obtain any GCEAR Required Third Party Consents, which failure results in the acceleration of payment by GCEAR or the Contributee pursuant to any loan, mortgage, deed to secure debt, or other debt obligation in effect as of the Closing Date, provided, however, that such failure to obtain such GCEAR Required Third Party Consent was not the direct result of GCEAR’s or the Contributee’s gross negligence or willful act or failure to act.
7.2    Contributee Indemnification. From and after the Closing, subject to the other provisions of this Article 7, Contributee and GCEAR jointly and severally agree to indemnify, defend and hold GCC, GC LLC, and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributor Indemnified Party”), harmless from and against any and all Losses incurred by any Contributor Indemnified Party arising from, as a result of, in connection with, or relating to:
(a)    the breach by Contributee or GCEAR of any representation or warranty made by Contributee or GCEAR and contained in this Agreement or any other Transaction Documents;
(b)    the breach or failure to perform any covenant or agreement made or undertaken by Contributee or GCEAR in this Agreement or any other Transaction Documents;

(c)    the ownership or operation of the Contributed Assets after the Closing; and
(d)    the Assumed Liabilities.
7.3    Indemnifying Procedures.
(a)    Upon receipt by a Contributor Indemnified Party or a Contributee Indemnified Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this Article 7, the Indemnified Party shall promptly give written notice thereof to Contributee, on the one hand, or GCC, on the other hand, as the case may be (the “Indemnifying Party”), indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter all on behalf, for the account, and at the risk, of the Indemnifying Party; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party. Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums. If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim for the account, and at the risk, of the Indemnifying Party in accordance with this Section 7.3. In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.
(b)    In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), shall deliver notice of such claim to the Indemnifying Party in reasonable detail. The failure by any

Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation before an appropriate Governmental Entity of competent jurisdiction.
(c)    GCEAR and the Contributee shall, as well as their respective directors, officers, partners, and employees and the Contributee’s attorneys, accountants and agents to, at the request of GCC, cooperate with GCC as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action or investigation relating to GCC’s business, the Excluded Assets or the Excluded Liabilities that is brought against GCC or any of its Affiliates relating in any way to the Business at any time on or after the Closing. Likewise, GCC shall, and shall instruct its directors, managers, officers, employees, attorneys, accountants and agents to, at Contributee’s request, cooperate with Contributee as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action, or investigation relating to the Contributed Assets or the Assumed Liabilities that is brought against Contributee or GCEAR or any of their respective Affiliates at any time on or after the Closing.
7.4    Survival.
(a)    All covenants, agreements, representations and warranties of any party under this Agreement, subject to the limitations specified in Section 7.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 7.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.
(b)    Except as otherwise provided in Section 7.4(d) or (e), the obligations of Contributor under Section 7.1(a) shall survive the Closing until the expiration of eighteen (18) consecutive months after the Closing Date, with respect to claims made by Contributee Indemnified Parties by notice in writing to GCC or GC LLC, received on or before such last day.
(c)    Except as otherwise provided in Section 7.4(d) or (e), the obligations of Contributee and GCEAR under Section 7.2(a) shall survive the Closing until the expiration of eighteen (18) consecutive months after the Closing Date, with respect to claims made by Contributor Indemnified Parties by notice in writing to Contributee, received on or before such last day.
(d)    Notwithstanding the provisions of Section 7.4(b) and (c), the obligations of:
(A)    GCC and GC LLC in accordance with Section 7.1(a) with respect to the warranties and representations contained in Sections 3.1, 3.2, 3.11 (but only as to the third sentence thereof) and 3.19 (insofar as such subsection represents GCC’s title to Marks and Domain Names owned by GCC), shall survive the Closing indefinitely;
(B)    GCC and GC LLC in accordance with Section 7.1(a) with respect to the warranties and representations contained in Sections 3.14, 3.15, and 3.16, shall survive the Closing until the expiration of the applicable statutes of limitations;
(C)    GCC and GC LLC in accordance with Section 7.1(b) with respect to the covenant contained in Section 5.4 shall survive the Closing indefinitely;

(D)    Contributee and GCEAR in accordance with Section 7.2(a) with respect to the warranties and representations contained in Sections 4.1 and 4.2 shall survive the Closing indefinitely;
(E)    GCC and GC LLC in accordance with Section 7.1(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Assets and the Excluded Liabilities, in each case, shall survive the Closing indefinitely; and
(F)    Contributee and GCEAR in accordance with Section 7.2(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Contributed Assets and the Assumed Liabilities, in each case, shall survive the Closing indefinitely.
(e)    The limitations under Sections 7.4(b) and (c) shall not apply in respect of claims for Fraud.
7.5    Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:
(a)    (i) No Indemnified Party will be entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, unless such Indemnified Party has incurred Losses in excess of $1,000,000 in the aggregate (the “Deductible”), in which case such Indemnified Party will be entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, only to the extent the aggregate Losses with respect to such claims exceed the Deductible; and (ii) the maximum aggregate liability of the Indemnifying Party for Losses to which the Indemnified Party is entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, shall be limited to $20,000,000 in the aggregate; provided, however, that neither the Deductible nor the maximum aggregate liability provided in (ii) herein shall apply to any claims of, or causes of action arising out of, involving, or otherwise in respect of (1) any Fundamental Representation, or (2) Fraud.
(b)    If GCC or GC LLC breaches any representation or warranty for which indemnification may be provided under Section 7.1(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributee Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.
(c)    Notwithstanding anything to the contrary contained in this Section 7, and subject to the Deductible set forth in Section 7.5(a), the obligation of GCC and GC LLC to indemnify any Contributee Indemnified Party pursuant to Section 7.1(e) shall be limited to seventy-five percent (75%) of the Losses incurred by such Contributee Indemnified Party in connection with the underlying event giving rise to such indemnification obligation.
(d)    If Contributee or GCEAR breaches any representation or warranty for which indemnification may be provided under Section 7.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributor Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.
(e)    The amount of any Loss for which indemnification is provided under this Article 7 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, (ii) third party insurance proceeds (for the avoidance of doubt, not including self-insurance or insurance with a captive insurance Affiliate) or other sources of reimbursement received, which shall be an offset against such Loss, or (iii) an amount equal to the present value of the Tax benefits available to the Indemnified Party that are attributable to such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this Article 7. If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.
7.6    Exclusive Remedy. The Parties hereto acknowledge and agree that the remedies provided for in this Agreement and the other Transaction Documents shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the other Transaction Documents, other than for a claim of Fraud or willful misconduct and further that nothing in this Agreement shall operate to limit the rights of the parties to seek equitable remedies (including injunctive relief or specific performance). No amount shall be recoverable under this Agreement by any Indemnified Party to the extent such party has asserted a claim and received indemnification for such Loss under any Transaction Document other than this Agreement or under applicable Law. It is the Parties’ intention that the indemnification provisions set forth in this Agreement and the other Transaction Documents shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Contributed Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities.
7.7    Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, punitive, indirect, incidental or other similar damages, including lost profits, for any breach or default under, or any act or omission arising out of, or in any way relating to, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contract or otherwise, except to the extent awarded to a Third Party in connection with a claim by such Third Party.
7.8    Method of Payment. All amounts due and payable from an Indemnifying Party to an Indemnified Party shall be made by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim pursuant to Section 7.3, provided, however, that that at GCC’s sole discretion, any amount payable to a Contributee Indemnified Party pursuant to this Article 7 may be satisfied by delivery by GC LLC of an amount of OP Units (as converted, if applicable), equal in value to such claim, based upon the then-current value of the OP Units (as converted, if applicable).
ARTICLE 8

GENERAL
8.1    Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

8.2    Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:
(a)    the terms defined in Article 9 have the meanings assigned to them in Article 9 and include the plural as well as the singular;
(b)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;
(c)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
(d)    the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”
(e)    references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and
(f)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
8.3    Submission to Jurisdiction; Governing Law. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.  All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.
8.4    Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of GCC. GC LLC, the Contributee, and GCEAR.
8.5    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
8.6    Time of the Essence. Time is of the essence with regard to all obligations under this Agreement.
8.7    Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

8.8    Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
8.9    Recitals. The recitals are fully incorporated into this Agreement by reference.
8.10    Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.
8.11    Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by electronic mail or facsimile, (c) transmitted by telefax or telecommunications mechanism provided, that receipt is confirmed and any notice so given is also mailed as provided in the following clause (d), or (d) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:
If to GCC or GC LLC, addressed to:
Griffin Capital Company, LLC
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Kevin Shields; Howard Hirsch; Joe Miller
Email: shields@griffincapital.com; hhirsch@griffincapital.com; jmiller@griffincapital.com
With a copy (which shall not constitute notice) to:
Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, IL 60601 United States
Attention: Daniel Cullen
Email: daniel.cullen@bakermckenzie.com
If to the Contributee or GCEAR, addressed to:
Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Gregory M. Cazel, Chairman of the Nominating and Corporate Governance Committee; Michael J. Escalante; Javier Bitar
Email: greg.cazel@huntcompanies.com; mescalante@griffincapital.com; jbitar@griffincapital.com
With a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700

Atlanta, GA 30363
Attention: Michael K. Rafter, Esq.
Email: mike.rafter@nelsonmullins.com
or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.11 and an appropriate confirmation is received, and (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.
8.12    Expenses. Except as otherwise set forth in this Agreement, GCC and Contributee shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it. Notwithstanding the foregoing, on the Closing Date, GCEAR shall reimburse GCC for any documented third-party costs incurred up to a maximum of $250,000.
8.13    Representation By Counsel; Interpretation. Each of GCC, GC LLC, the Contributee, and GCEAR acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Contributee and GCC.
8.14    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
8.15    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.
ARTICLE 9

DEFINITIONS
For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:
“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
“Administrative Services Agreement” means that certain agreement of even date herewith among GCC, GC LLC, GCEAR, and the Contributee, providing for the performance of various administrative services by GCC and GC LLC, substantially in the form as set forth in Exhibit E hereto.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.
“Agreement” has the meaning as set forth in the introductory paragraph.
“Applicable Person” means the people listed on Schedule 9.1.
“Assigned Contracts” has the meaning as set forth in Section 1.5.
“Assignment of Contracts Agreement” has the meaning as set forth in Section 2.2(c).
“Assignment of Domain Names” means an assignment in substantially the form attached to the Agreement as Exhibit C assigning and transferring the Domain Names identified therein to the assignee named therein, as amended from time to time.
“Assignment of Trademarks” means an assignment in substantially the form attached to the Agreement as Exhibit D assigning and transferring the trademarks identified therein to the assignee named therein, as amended from time to time.
“Assumed Liabilities” has the meaning as set forth in Section 1.3.
“Bill of Sale and Assumption Agreement” has the meaning as set forth in Section 2.2(a).
“Business” has the meaning as set forth in the Recitals.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.
“Closing” has the meaning as set forth in Section 2.1.
“Closing Date” has the meaning as set forth in Section 2.1.
“COBRA” has the meaning as set forth in Section 5.3(f).
“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance promulgated thereunder.
“Continuing Employee” has the meaning as set forth in Section 5.3(a).
“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.
“Contributed Assets” means the assets of GCC described or listed on Schedule 1.1.

“Contributee” has the meaning as set forth in the introductory paragraph of this Agreement.
“Contributee Indemnified Party” has the meaning as set forth in Section 7.1.
“Contribution Value” has the meaning as set forth in Section 1.4(a).
“Contributor” has the meaning as set forth in the introductory paragraph to this Agreement.
“Contributor Indemnified Party” has the meaning as set forth in Section 7.2.
“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.
“Covered Matters” has the meaning as set forth in Section 8.3.
“D&O Indemnified Parties” has the meaning as set forth in Section 6.3(a).
“Deductible” has the meaning as set forth in Section 7.5(a).
“Domain Names” means websites or domain names.
“Earn-Out Consideration” has the meaning as set forth in Section 1.4(b).
“Earn-Out OP Units” has the meaning as set forth in Section 1.4(b).
“Effective Date” means 11:59PM, Pacific Daylight Time on December 14, 2018.
“El Segundo Lease Agreement” has the meaning as set forth in Section 5.8.
“Employee Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) nonqualified deferred compensation plan (as defined in Section 409A of the Code), or (iii) employment, severance, change-in-control, bonus, incentive, equity compensation, health, welfare, or fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and any trust, escrow, insurance contract, or other funding mechanism related thereto now in effect or required in the future as a result of the transaction, under which any present or former employee, independent contractor, officer or director of GRECO has any present or future right to benefits, which is sponsored or maintained by GCC, GC LLC, GRECO, or any GRECO Subsidiary, or any ERISA Affiliate, or with respect to which GRECO or any GRECO Subsidiary, or any of their ERISA Affiliates, could reasonably be expected to have any Liability.
“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title.
“Environmental Law” means any Law relating to the protection of human health or the environment (including air, surface water, ground water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and formal guidance promulgated thereunder.
“ERISA Affiliate” shall mean any other corporation or trade or business that would be treated as a single employer with GCC, GC LLC, GRECO or any GRECO Subsidiary under Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA.
“Excluded Assets” has the meaning as set forth in Section 1.2.
“Excluded Liabilities” has the meaning as set forth in Section 1.3.
“FICA” means the Federal Insurance Contributions Act, as amended.
“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement or any Transaction Document, or in any certificate delivered pursuant to this Agreement or any Transaction Document, an act, committed by a party hereto, with intent to deceive another party hereto, or to induce that party to enter into this Agreement or the other Transaction Documents and requires (i) a false representation of material fact made in this Agreement, a Transaction Document, or such certificate, (ii) with knowledge that such representation is false, (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (v) causing such party to suffer damage by reason of such reliance.
“Fundamental Representation” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.11 (but only as to the third sentence thereof), Section 3.12, Section 4.1, Section 4.2, and Section 4.4.
“FUTA” means the Federal Unemployment Tax Act, as amended.
“GAAP” means United States generally accepted accounting principles.
“GC LLC” has the meaning as set forth in the introductory paragraph of this Agreement.
“GC LLC Required Third Party Consents” has the meaning as set forth in Section 3.4.
“GCC” has the meaning as set forth in the introductory paragraph of this Agreement.
“GCC Executive Deferred Compensation Plan” means the Griffin Capital Company, LLC and Griffin Capital Securities, LLC Executive Deferred Compensation Plan, initially effective April 1, 2014, as amended.
“GCC Financial Statements” has the meaning as set forth in Section 3.6(a).
“GCC Required Third Party Consents” has the meaning as set forth in Section 3.4.
“GCEAR” has the meaning as set forth in the introductory paragraph of this Agreement.
“GCEAR Advisor” has the meaning as set forth in the Recitals.

“GCEAR Advisory Agreement” means that certain Third Amended and Restated Advisory Agreement dated October 14, 2014, by and among GCEAR, the Contributee, and GCEAR Advisor, as the same may be amended from time to time.
“GCEAR Property Manager” has the meaning as set forth in the Recitals.
“GCEAR Required Third Party Consents” has the meaning as set forth in Section 4.3.
“GCEAR II” has the meaning as set forth in the Recitals.
“GCEAR II Advisor” has the meaning as set forth in the Recitals.
“GCEAR II Advisory Agreement” means that certain Amended and Restated Advisory Agreement dated September 20, 2017, by and among GCEAR II, GCEAR II Advisor, and GCEAR II OP, as the same may be amended from time to time.
“GCEAR II Closing AUM” means all of the real estate or real estate-related assets owned by GCEAR II as of the Closing Date.
“GCEAR II OP” has the meaning as set forth in Section 1.4(c).
“GCEAR II Property Manager” has the meaning as set forth in the Recitals.
“GCPI” has the meaning as set forth in Section 5.8.
“GCPM” has the meaning as set forth in the Recitals.
“GCS” means Griffin Capital Securities, LLC.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality in each case of any government, whether federal, state or local, domestic or foreign.
“Grandfathered PTO” has the meaning as set forth in Section 3.16(c).
“GRECO Contracts” has the meaning as set forth in Section 3.13.
“GRECO Financial Statements” has the meaning set forth in Section 3.6(b).
“GRECO Required Third Party Consents” has the meaning as set forth in Section 3.4.
“GRECO Subsidiary” and “GRECO Subsidiaries” have the meaning as set forth in the Recitals.
“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

“Indemnified Party” has the meaning as set forth in Section 7.3(a).
“Indemnifying Party” has the meaning as set forth in Section 7.3(a).
“Intellectual Property” means any rights in, including but not limited to the right to all past and future income, royalties, damages and payments due, licenses or Encumbrances of, equities in, and other claims that any Person may have to claim ownership, authorship or invention or the use of, or to object to, or prevent the modification of, or to withdraw from circulation, or control the publication or distribution, of any Marks, Patents, Copyrights, Trade Secrets, Software or Domain Names.
“IRS” means the Internal Revenue Service or any successor entity.
“Key Person Employment Agreements” has the meaning as set forth in Section 2.2(i).
“Knowledge” means actual knowledge of an Applicable Person and the knowledge that such Applicable Person without independent inquiry would reasonably be expected to obtain in the course of diligently performing his or her duties.
“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, and any Order.
“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.
“Loss or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs)
“LTIP” has the meaning as set forth in Section 5.3(d).
“Mark” means any brand name, logos, service mark, trademark, trade name, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.
“Material Adverse Effect” means an event, change, condition or occurrence that has or could reasonably be expected to have a material adverse impact or effect on a Party, the Contributed Assets, Assumed Liabilities or the results of operations of the Party’s business, taken as a whole; provided that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which GCC operates, (f) the failure of GCC to meet projections of earnings, revenues or other financial measures (whether such projections were made by GCC or any independent Third Parties), (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index).
“Merger Earn-Out Cash Consideration” has the meaning as set forth in Section 1.4(c).
“Merger Earn-Out OP Units” has the meaning as set forth in Section 1.4(c).
“Notice Period” has the meaning as set forth in Section 7.3(a).
“OP Units” has the meaning as set forth in Section 1.4(a).
“Operating Partnership” has the meaning as set forth in the introductory paragraph of this Agreement.
“Operating Partnership Agreement” means that certain Fourth Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership, L.P. entered into concurrently herewith.
“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Parties” has the meaning as set forth in the introductory paragraph.
“Party” has the meaning as set forth in the introductory paragraph.
“Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.
“Paylocity” has the meaning as set forth in Section 3.14(a).
“Paylocity Service Agreement” has the meaning as set forth in Section 3.14(a).
“Pending Transactions” has the meaning as set forth in Section 5.9.
“Permit” means any license, permit, franchise, certificate of authority, approval, registration, or authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.
“Permitted Transfer” means (1) a Transfer or all or a portion of the OP Units to any Affiliate of GCC or GC LLC, or any of their respective current or former employees; (2) a Transfer of all or a portion of the OP Units to any trust, partnership, corporation, or limited liability company established and held for the direct or indirect benefit of a holder of the OP Units (including pursuant to a Transfer permitted by clause (3) below) or his or her respective family members, provided that any such Transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation, or limited liability company; or (3) a Transfer of all or a portion of the OP Units as required by applicable Law or Order.
“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary) or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.
“Personal Property” means machinery, computer programs, computer software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, Permits, Marks, Patents, Copyrights, Trade Secrets, Domain Names and Intellectual Property.
“PTO” has the meaning as set forth in Section 3.16(c).
“Qualified Plans” has the meaning as set forth in Section 5.3(e).
“Redemption of Limited Partner Interest Agreement” means that certain Redemption of Limited Partner Interest Agreement, dated of even date herewith by and among GCEAR, GCEAR Advisor, and the Contributee, as the same may be amended.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated of even date herewith, by and among GCEAR and GC LLC, as the same may be amended.
“Regulation D” has the meaning as set forth in Section 3.19(a).
“REIT” means a “real estate investment trust” within the meaning of Code Section 856.
“REIT Shares” means shares of common stock, par value $0.001 per share, in GCEAR (or successor entity, as the case may be), the terms and conditions of which are set forth in the Fourth Articles of Amendment and Restatement of GCEAR filed with the Maryland State Department of Assessments and Taxation, as amended, supplemented, or restated from time to time.
“SEC” has the meaning as set forth in Section 3.19(g).
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means computer software or middleware.
“Tax” means any gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheatment or unclaimed property, assessable payment under Code Section 4980H, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, pursuant to operation of Law or otherwise.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.
“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration of any Tax.
“Third Party” means any Person other than any Party.
“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.
“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreement, the Assignment of Domain Names, the Assignment of Trademarks, the Assignment of Contracts Agreement, the Redemption of Limited Partner Interest Agreement, the Key Person Employment Agreements, the Registration Rights Agreement, the Operating Partnership Agreement, and any amendments to any of them.
“Transfer” has the meaning as set forth in Section 6.6.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
CONTRIBUTOR:

GCC:

GRIFFIN CAPITAL COMPANY, LLC
a Delaware limited liability company

By:  /s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

GC LLC:

GRIFFIN CAPITAL, LLC
a Delaware limited liability company

By:  /s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

GCEAR:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
a Maryland corporation

By:   /s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

CONTRIBUTEE/OPERATING PARTNERSHIP:

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership
for itself and as general partner of Contributee

By: GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Its General Partner

By:  /s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

[Signature page to Contribution Agreement]